EXHIBIT 10.49

Waiver Letter

Date: 26 January 2004

To:	BNP Paribas Bank N.V.
Represented by BNP Paribas
3,rue d’ Antin
75002 Paris
France
(the “Transferee”)
To the attention of: Marylene Monci/Eric Lefol

by mail and telecopy: +33 1 42 98 69 19

CC:	Ingram Micro Coordination Center BVBA/Sprl.
Luohthavenlaan 25 A
1800 Vilvoorde
Belgium
To the attention of:Bèatrioe Ransquin/Luc Vlaminck

by mail and telecopy: +32 2 254 92 90

From:	Compu-Shack Electronic GmbH
Ringstraßle 56-58
56564 Neuwied
Germany
(“Compu-Shack”)

Dear Sirs,

1.	We refer to the German Master Receivables Transfer and Servicing Agreement (the “GMRTS Agreement”) entered into between the Transferee, Ingram Micro Distribution GmbH and Compu-Shack as Originators and Ingram Micro Holding GmbH as Depositor, dated August 14, 2003 as amended and restated on December 29,2003.

BNP / Ingram
Waiver Letter

2.	Capitalized terms and expressions not defined herein shall have the meaning ascribed to them in the glossary attached as Schedule 1 to the GMRTS Agreement.

3.	We hereby request that you, the Transferee, agree to

(a)	expressly waive in accordance with Clause 52 (Exercise of Rights) of the GMRTS Agreement with respect to the period from the date hereof (inclusive) through 30 June 2004 (inclusive) (the “Waiver Period”) each of the following:

(i)	the failure by Compu-Shaok to make Offers thereby satisfying the conditions set out in Clause 10.1 A (b) (Transfer of Receivables) of the GMRTS Agreement. The Transferee hereby agrees that the Final Transfer Date shall not consequently be deemed to have occurred on the second Information Date on which no Offer is made; and

(ii)	the failure by Compu-Shack to comply with Clause 12 A (Information Obligations of the Originators) of the GMRTS Agreement;

(b)	acknowledge that during the Waiver Period none of the items listed in paragraph 3 (a) hereof constitutes an Event of Default pursuant to Clause 40.1 (ii) (Events of Default and Termination of Transferee’s Commitment) of the GMRTS Agreement as each such item has been waived.

4.	Each party hereto hereby agrees that Clause 49 (Confidentiality), Clause 50 (Benefit of Agreement), Clause 51 (Notices, Communication and Documents) and Clause 54 (Indivisibility) of the GMRTS Agreement shall apply mutatis mutandis to this Waiver Letter.

5.	This Waiver Letter shall be governed by, and construed in accordance with, German law. Any dispute as to the validity, execution, interpretation or any other matter arising from this Waiver Letter shall be subject to the jurisdiction of the District Court (Landgericht) in Frankfurt am Main, Germany.

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BNP / Ingram
Waiver Letter

6.	This Waiver Letter may be executed (including by facsimile) in one or more counterparts. Each signed counterpart shall constitute an original.

7.	Please confirm your consent to the terms of this Waiver Letter by countersigning below.

Sincerely yours,

Compu-Shack-Electronic GmbH

Acknowledgement and consent
We hereby acknowledge and consent to the terms of this Waiver Letter:

BNP Paribas Bank N.V.

By: